Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and American Stock Exchanges
NEWS

Vista Gold Corp. Announces Agreement for Canyon Resources Option to Purchase Hycroft Mine

Denver, Colorado January 24, 2005 - Vista Gold Corp. (TSX & AMEX: VGZ), is pleased to announce that it has signed a binding letter of intent agreement with Canyon Resources Corporation of Golden, Colorado (AMEX: CAU) to grant Canyon a six-month option to purchase the Hycroft mine in Nevada for an aggregate amount of US$10 million consisting of a combination of US$4 million in cash and US$6 million in equity units.  Completion of the transaction is subject to the negotiation and execution of a definitive option and purchase agreement and regulatory approval. The agreement provides for Canyon to expend US$500,000 on a program of development and exploration drilling and mine engineering. The objectives of this program are to evaluate and expand the oxide reserves of Hycroft and to provide design information for the restart of oxide leaching operations.

At any time during the six-month period, Canyon may exercise its option to purchase Hycroft for an aggregate amount of US$10 million consisting of a combination of US$4 million in cash and US$6 million in units, with each unit consisting of one share of Canyon common stock and a warrant to purchase one half share of Canyon common stock.  The number of units would be calculated by dividing US$6 million by the average closing price of Canyon common stock for the 20 trading days prior to the exercise of the option.  The exercise price of each warrant would be equal to 130% of the average share price, as calculated above, upon exercise of the option and the warrants would have a term of three years from date of issue. Canyon will arrange to register the stock acquired by Vista as part of this transaction.

In addition, Canyon would have the choice either to arrange new reclamation bonding for Hycroft or assume the existing bond (subject to bonding company approval). If Canyon assumes the existing bond, Canyon would pay Vista the difference, over a number of years, between the bond amount (approximately US$6.8 million) and the bonding company’s accepted cost estimate of reclamation (approximately US$4.2 million), or approximately US$2.6 million.

If Canyon fails to complete significant physical development activities directed toward recommencing gold production from oxide ore leaching during the 12 months following Canyon’s purchase, then Canyon commits to spend $500,000 on exploration for high-grade gold deposits on the property in each of the two following 12-month periods.

The agreement would provide that Vista will have the right to nominate a new Director for Canyon’s Board of Directors upon completion of the purchase, with such nomination subject to approval by Canyon’s shareholders and its existing Board.

Vista and predecessor companies operated the Hycroft mine from 1983 to 1999, and during that period, the mine produced over 1 million ounces of gold. The mine produced 112,685 gold ounces in 1998 prior to temporary suspension of mining operations due to low gold prices at the end of 1998. In 2004, Mine Development Associates of Reno, Nevada, completed a Canadian National Instrument 43-101 compliant update of the feasibility of restarting operations, as previously reported. In the study, it was estimated that the proven and probable reserves in a defined open-pit were 32.4 million tons of ore grading 0.0175 gold ounces per ton containing 566,500 ounces of gold. The pit containing these reserves also contained an additional approximately 5 million tons of inferred resources(1)  containing about 144,000 gold ounces.

Mike Richings, Vista President and CEO, stated “The deal with Canyon represents a significant step forward in Vista’s strategy. We have held the Hycroft mine during a period of low gold prices during which we improved the value through continued exploration and engineering studies. We look forward to the eventual sale of this mine to Canyon, an experienced operating company, which we believe can put the gold mine back into production and achieve significant returns. Vista would, through its substantial ownership of Canyon, benefit from this and continue to provide its shareholders with exposure to the upside of future exploration and development success. The funds from the sale will allow Vista to advance and add value to the significantly larger Paredones Amarillos and Awak Mas projects, and to continue to acquire additional gold resources. We expect higher gold prices in the future, but we believe it is better to take this timely offer from Canyon rather than waiting and incurring the continued burden of the holding costs.”

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects and Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, and the Awak Mas project in Sulawesi in Indonesia.

(1) Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This press release uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or other economic study. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation’s periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com